Exhibit 10.4
10-Q, 7/31/06
Mitcham Industries, Inc.
Stock Awards Plan
Restricted Stock Agreement

Grantee:

Date of Grant:

Number of Restricted Shares Granted:

Performance Period and Goals:	See Attachment A
     1. Notice of Grant. I am pleased to inform you that you have been granted restricted shares of Common Stock (“Restricted Stock”) of Mitcham Industries, Inc. (the “Company”) pursuant to the Mitcham Industries, Inc. Stock Awards Plan (the “Plan”) as provided above, subject to the terms and conditions of the Plan and this Agreement.
     2. Vesting Provisions.
     (a) Forfeitures. In the event of your termination of employment with the Company prior to the end of the Performance Period for any reason other than your death or a disability that entitles you to benefits under the Company’s long-term disability plan, all             shares of Restricted Stock then subject to the Forfeiture Restrictions automatically shall be forfeited to the Company without payment. The prohibitions against transfer of the Restricted Stock set forth in Section 4 and the obligations to forfeit and surrender the Restricted Stock to the Company set forth in this Section 2 are referred to herein as the “Forfeiture Restrictions.” For purposes of this Agreement, “employment with the Company” shall include being an employee or a Director of, or a Consultant to, the Company or an Affiliate.
     (b) Performance Vesting. To the extent the applicable performance vesting criteria set forth on Attachment A are achieved, the Forfeiture Restrictions shall lapse as to shares of Restricted Stock on the date(s) set forth in Attachment A. Any shares of Restricted Stock that do not become performance vested during the Performance Period, as provided in Attachment A, automatically shall be forfeited to the Company without payment.
     (c) Early Vesting. The Forfeiture Restrictions shall lapse, and you shall become vested, as to the Restricted Stock without regard to the achievement of the performance goals set forth on Attachment A on (i) the termination of your employment with the Company due to your death or a disability that entitles you to benefits under the Company’s long-term disability plan or (ii) a Change of Control.

     3. Certificates. A certificate evidencing the shares of Restricted Stock shall be issued by the Company in your name, pursuant to which you shall have all of the rights of a shareholder of the Company with respect to the shares of Restricted Stock, including, without limitation, voting rights and the right to receive dividends (provided, however, that any dividends or other distributions paid with respect to Restricted Stock shall be subject to the Forfeiture Restrictions and shall vest only if and when the related share of Restricted Stock vests). The certificate shall contain an appropriate endorsement reflecting the Forfeiture Restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. You shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock. Upon the lapse of the Forfeiture Restrictions without forfeiture of the Restricted Stock, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in exchange for the certificate evidencing the Restricted Stock.
     4. Nontransferability of Restricted Stock. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Restricted Stock in any manner otherwise than by will or by the laws of descent or distribution until the Forfeiture Restrictions have expired. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the shares of Restricted Stock.
     5. Withholding of Tax. To the extent that the receipt of the shares of Restricted Stock (or dividends or distributions on such Restricted Stock) or the lapse of any Forfeiture Restrictions results in compensation to you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company shall withhold and cancel from the number of shares of Restricted Stock awarded you (or cash dividend or distribution) such number of shares of Restricted Stock (or cash) necessary to satisfy the tax required to be withheld by the Company.
     6. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.
     7. Amendment. This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this grant, in writing, without your consent if such change is not adverse to your rights under this Agreement.
     8. General. These shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Agreement.

MITCHAM INDUSTRIES, INC.

By:

Name:

Title: